Exhibit 99.1

Plug Power Reports First Quarter 2020 Results,
Reaffirming Guidance for 2020.

Made meaningful progress on its hydrogen vertical integration strategy;
Reduced Cost of Capital;
Company is on the path to deliver on its 2024 targets

●       Plug Power continues to operate through the COVID-19 pandemic while prioritizing safety of its employees

●       During this pandemic, Company has and will continue to support mission critical applications for its customers with record high uptime

●       Delivered strong Q1 2020 performance and is reaffirming 2020 guidance

●       Reduced interest rate and increased the size of its Generate Capital loan facility

●       Significant progress on hydrogen vertical integration strategy; pursuing two acquisitions

●       Company remains on track to deliver its 2024 targets as it continues to build out the hydrogen economy

Plug Power Support Through COVID-19:

We would like to start by thanking all of our employees for their hard work and dedication during this pandemic as Plug Power continues to operate as an essential business. Furthermore, we would like to extend enormous gratitude to everyone on the front lines working every day to keep our families, communities, and nation safe. During tough times, it is important to remember that we are one community. We are very proud of our employees and our ability to deliver record uptimes with our product in support of mission critical applications at our customers’ distribution facilities.

Amid the global changes brought upon by the COVID-19 virus, Plug Power was deemed an essential business on March 19, 2020 due to our role within the global food supply chain.

Immediately, the Company put increased safety regulations in place and looked for ways to help the community during this challenging time.

The Company initiated four key priorities: (1) maintain employee and employee family safety; (2) provide customer support to those providing essential services; (3) provide local support and (4) continue to remain focused on the long-term strategic objectives of the Company.

Plug Power has transitioned to work-from-home procedures, requiring only necessary operational employees to access facilities on split-shift operations while ensuring safe and appropriate social distancing is in place. The Company also invested in enhanced communication and remote access platforms to ensure connectivity of the global team despite the overnight paradigm work model shift.

“My workload hasn’t decreased since I’ve begun working from home,” said Steve Delmonaco, Manager, Hydrogen Energy Systems Engineering and Controls. “If anything, it’s picked-up. The nature of my work as a systems engineer allows me to continue to virtually gather with my team to review data to ensure our active fleet is operating at maximum uptime, while continuing work on designs to develop Plug Power’s next generation of hydrogen infrastructure products.”

In addition, the Company and its employees have banded together to show support to our local, regional and global communities through volunteering and donations of personal protection equipment and respirators to those in need, including hospitals, nursing homes, and first responders. Additionally, our engineering team started designing a ventilator that could be provided to places in need should the COVID-19 pandemic continue.

Record Product and Service Performance to Support Mission Critical Applications

With over 32,000 units deployed, 300 million hours of runtime in the field and over 20 years of innovation, Plug Power has the largest number of fuel cell systems in the field and is the largest user of liquid hydrogen globally, having essentially built a hydrogen highway across North America. Despite the unfortunate global circumstances, our manufacturing, supply chain, service and hydrogen teams remained highly focused on supporting our customers. Hydrogen use was at an all-time high (up 18% year over year) and we deployed over 1,000 units during the quarter.

Plug Power products move 25% of the retail food and groceries through the United States - and in the first quarter of 2020, that number has risen to approximately 30%. During this pandemic, it is critical that Plug Power products support the needs of customers like Walmart and Amazon. We are very pleased with the performance of our service team, as our hydrogen and fuel cell products have maintained 99%, near-perfect, uptime availability across Walmart, Amazon, and other grocery distribution customer fleets. We have seen these customers sustain demand-increases above holiday peak seasons as a result of COVID-19. More specifically, Walmart experienced unprecedented fleet wide daily hydrogen consumption in March, approximately 30% higher than its typical peak season averages. We have over 10,000 fuel cell systems operating at various Walmart distribution centers and the exceptional fleet performance was instrumental in achieving these peak levels.

Our network of GenCare team members consists of local, regional and corporate product engineers and technicians providing rapid, on-site response to any customer needs. Our proprietary service technology, SiteView, utilizes industrial internet of things (IoT), to provide unparalleled “best in class” uptime to customers who use Plug Power’s GenFuel, GenDrive and ProGen solutions. This performance has enabled essential customers to maximize utilization of their current assets, accommodating a surge in demand across its distribution networks. We are pleased to be able to fully support the United States’ critical food supply chain, which has since become a matter of national security during this pandemic.

From a supply chain perspective - Plug Power has strong relationships with our suppliers. We have worked diligently to keep parts moving through our global supply chain to support manufacturing and service operations. Our regionally diversified supply chain consists of companies in the Americas, Europe and Asia, and we look to maintain dual sourcing for a majority of our parts. In some cases, Plug Power was able to leverage its essential-operation status to help suppliers keep their facilities open to the safest degree.

Diligent global supply chain relationship work kept the Company as a top priority for its suppliers and allowed Plug Power to continue supplying and supporting key food and retail distribution customers during the first quarter. For example, when a Mexican supplier began to suspend operations, we provided evidence of our role as an essential business, which allowed them to ship us products from their inventory. And when an Italian supplier reopened, Plug Power was one of three customers they were producing for, specifically operating dedicated lines for Plug Power parts.

These types of activities continue to happen around the world, ensuring that all workers remain safe and global food supply chains keep food on the store shelves.

2020 Strong Financial Performance

Results (millions except EPS)	Q1 2020	Q1 2019
Gross Billings	$43.0	$22.8
Operating Income (Loss)	$(25.9)	$(20.5)
Adjusted EBITDA	$(6.1)	$(8.8)
GAAP EPS	$(0.12)	$(0.14)

The Company achieved record gross billings of $43.0M in the first quarter of 2020, which reflects year-over-year growth of 89%. Operating income was $(25.9)M for Q1 2020. Adjusted EBITDA of $(6.1)M for Q1 2020 reflects a 30% improvement. The Company deployed over 1,000 fuel cell systems and had billings associated with 4 hydrogen infrastructure programs in the quarter. Service costs were unusually high for direct and PPA customers in the first quarter given the unexpected peak period due to COVID-19 impact, however the Company has continued to drive improvements across the product lines and is well positioned to meet our full year profitability goals.

First Quarter 2020 Accomplishments

Plug Power continues to build the hydrogen economy as the leading provider of comprehensive hydrogen fuel cell turnkey solutions. Our solutions continue to meet the needs of an ongoing paradigm shift in the power, energy, and transportation industries to address climate change and energy/national security, while meeting sustainability goals. Some of this quarter’s accomplishments include:

●	Launched the 125kW ProGen zero-emission engine. This engine supports heavy-duty on and off-road applications including Class 6, 7 and 8 trucks, transit buses, large scale stationary and various port applications

●	Continued to enhance its on-road market offering with Lightning Systems to build electric fuel cell-powered trucks

●	Closed a new multi-site anchor customer GenKey agreement with a 2020 gross billings opportunity of ~$50M

Plug Power reaffirms guidance to achieve $300M in gross billings in 2020, which represents more than 25% growth year over year. This pandemic is causing a global economic slowdown, affecting business and families around the world. No one is immune from the magnitude of this economic downturn. We at Plug Power are also impacted by this, but given our mix of customers and product offerings, we remain on track to deliver on our stated objective of gross billings guidance for full-year 2020. More specifically, we are seeing increasing demand from our customers focused on delivery of mission critical products and online sales which should offset the anticipated slowdown for our manufacturing customers, particularly automotive customers. In addition, recurring revenue from long term contracts, which annually can be expected to represent at least 30% of sales, also provides a buffer to our full year forecast in these times of economic uncertainties.

ProGen: Modular Approach to Continued End-Market Expansion

Businesses and consumers care about their carbon footprint and its impact on the environment, driving a shift towards electrification and clean energy sources. Plug Power manufactures fuel cell engines and provides associated hydrogen infrastructure that enables green, sustainable power for companies that demand high asset-utilization in an electric world. Businesses are able to package and ship more goods with the run-time and charging efficiency gains of hydrogen fuel cells.

Over the quarter, we continued to remain focused on innovation. Plug Power now provides a zero-emission power solution for every link of the global supply chain. During the first quarter, the Company launched its 125kW ProGen hydrogen engine for heavy-duty applications, including class 6, 7 and 8 trucks, transit buses, various port applications and large scale data centers.

The 125kW ProGen engine product release followed the successful 2019 launch of the 30kW ProGen hydrogen engine. The modular 30kW engine, suited for delivery vans or light and medium-duty cargo trucks, allow OEMs to rapidly convert commercial fleet vehicles to zero emission powertrains, reduce time to market, and benefit from the ProGen volume leverage in the overall market.

During the quarter, Plug Power partnered with Lightning Systems to build one of the world’s first electric fuel cell-powered class 6 trucks (up to 12.5 tons) capable of supporting middle-mile delivery logistics between warehouses and distribution centers. The standard vehicle offering includes 20kg of on-board hydrogen storage, delivering average range (for typical route profiles) in excess of 200 miles. An extended range option is also available, effectively doubling the standard average range to 400 miles.

According to KPMG’s most recent report, hydrogen fuel cell electric vehicles have replaced battery electric vehicles as the most important trend in the automotive industry through 2025. This is not surprising given that for asset-intensive applications, like those in a robust supply chain, fuel cells can provide distinct advantages. Hydrogen engine solutions are ideal because they allow fleets to achieve higher range and greater payload while achieving lower cost of ownership. ProGen supports customers’ power needs from fuel cell-powered forklifts on the warehouse floor to last-mile delivery and now middle-mile delivery between distribution centers as well, essentially covering the entire logistics value chain.

These ProGen engines are designed to utilize the latest generation of the Company’s proprietary membrane electrode assembly (MEA) and metal plate stack technology. The Company’s MEA technology, manufactured in Rochester, New York, doubles the power density, increases the life cycle, and exponentially decreases weight of the ProGen engines.

Restructured and Increased Generate Loan Facility

We are pleased to announce that Plug Power and Generate Capital have agreed to increase the term loan facility and reduce the interest rate. The term facility will be increased by $100M and the interest rate will be reduced to 9.5% from 12% for the entire facility. Plug Power has drawn on an incremental $50M from this term facility and an additional $50M of borrowing capacity is available to be drawn based on mutual agreement. We are pleased to continue to work and expand this facility with our longstanding partner, Generate Capital. Plug Power and Generate Capital share a similar vision on building the hydrogen economy providing both economic and sustainable solutions. Capital formation and cost of capital are important factors in driving rapid growth for the hydrogen economy.

Plug Power Focused on Building the Green Hydrogen Economy

Hydrogen is expected to be one of the fastest growing segments of the energy industry representing as much as 18% of the energy mix by 2050. Today, Plug Power is the largest user of liquid hydrogen and has built more hydrogen refueling stations than anyone else in the world. Customers have performed more than 27.7 million fills, dispensing more than 27 tons of hydrogen daily. These numbers remain unmatched by any other company in our industry.

The world is facing a historical energy transition - we are pleased to be at the center of this paradigm shift in the energy, transportation and power industries. Hydrogen will play a significant role in carbon abatement to meet the Paris Agreement and keep temperature increases to less than 2 degrees Celsius by 2050.

As discussed by McKinsey in a study entitled Hydrogen, Scaling up, the hydrogen vision for 2050 is promising. Globally, hydrogen is projected to produce 18% of final energy demand, resulting in 6Gt annual CO2 abatement. For the United States alone, this equates to 14% of energy demand and 16M tons of annual CO2 abatement. Finally, hydrogen is expected to create 30M jobs globally, 3.4M of which will be in the USA alone. The viability of hydrogen as the world’s future fuel is becoming increasingly clear.

Plug Power projects using more than 85 tons of hydrogen a day by 2024 and plans to have over 50% of that be green hydrogen. Green hydrogen generates zero carbon emissions in its production and usage, as it is predominantly produced by utilizing renewable energy and electrolyzers.

According to Bloomberg New Energy Finance, the cost of green hydrogen produced using electrolyzers is expected to decline by over 50% by 2030 and be cheaper than SMR-based hydrogen. Levelized cost of hydrogen will likely follow a cost reduction trajectory of renewable energy.

The Company’s hydrogen strategy continues to align around vertical integration initiatives. The focus remains on making the supply of hydrogen ubiquitous while turning this into a cash-generating business for Plug Power.

Pursuing Strategic Acquisitions: The Path to a Green Hydrogen Generation Business in Line with our 2024 Strategic Plan

As a leader in the development of the hydrogen economy, Plug Power is continuously evaluating vertical integration and other strategic opportunities to enhance its position. The Company is pursuing the acquisition of two companies in the hydrogen generation and distribution business.

In particular, we are in advanced negotiations to acquire United Hydrogen. Plug Power owns a convertible bond in United Hydrogen, which could represent over 30% equity ownership on a converted basis. United Hydrogen is based in Pennsylvania and is one of the first non-industrial gas companies to successfully build liquid hydrogen generation and distribution capabilities. Plug Power has an existing supply agreement with United Hydrogen. United Hydrogen currently has 6.4 tons per day of liquid hydrogen generation capacity, which we expect can be scaled to 10 tons per day of capacity in the near future.

If completed, this acquisition is expected to be accretive immediately and to have a meaningful positive impact on Plug Power’s cost of hydrogen, especially as we go into 2021 and beyond. This acquisition is in line with the Company's strategic initiatives laid out in its 2024 plan. Plug Power will continue to work with its existing suppliers and also look to build more strategic partnerships as the Company's demand for hydrogen is expected to increase substantially.

If Plug Power is successful in completing the acquisition, it should provide the Company with immediate hydrogen generation capacity, know-how of generation and logistics for the hydrogen business, capability for further liquid expansion and a low carbon source of hydrogen fuel.

Plug Power is also pursuing the acquisition of an electrolyzer company. If the acquisition is completed, this technology platform should provide Plug Power access to a range of electrolyzer products from 100kW to 1MW+. In addition, Plug Power’s manufacturing scale and experience should allow for rapid scaleup of this product line. Plug Power has a growing pipeline of opportunities with its customers where the value proposition works well with electrolyzer technology today. In addition, this technology should allow for Plug Power to expand its addressable market opportunity into other industrial applications. Leveraging electrolyzer and low-cost renewable power is key to a green hydrogen economy and is in line with our stated goal of having over 50% of hydrogen to be green by 2024.

Both of these transactions, if completed, are expected to significantly expand Plug Power’s capabilities in the hydrogen generation, liquefaction, and logistics business, which is a step towards making hydrogen more ubiquitous and turning it into a cash flow generating business.

Plug Power has not yet entered into a definitive acquisition agreement with either acquisition target and both transactions are subject to the completion and execution of customary definitive documents and satisfaction of customary closing conditions. While Plug Power cannot guarantee that either acquisition will be completed, based on the current state of negotiations and transaction process, the company expects both acquisitions can be completed by the end of the second quarter of 2020.

We remain on track to deliver on 2024 Targets

We remain focused on building the hydrogen economy. We have already initiated key steps towards vertical integration of hydrogen generation business while continuing to work with new and existing strategic partners. Our 2024 targets remain $1B in gross billings, $170M in operating income, and $200M in adjusted EBITDA .

Once again, we would like to thank all of our employees for their hard work and dedication during these trying times.

Please stay safe and healthy,

Andrew Marsh, President and CEO	Paul Middleton, Chief Financial Officer

Conference Call Information

The Company will host a live conference call and webcast today, May 7, 2020.

● Time: 1:00 pm ET

● Toll-free: 877-405-1239

The webcast can be accessed at www.plugpower.com by selecting the conference call link on the home page, or directly at https://event.webcasts.com/starthere.jsp?ei=1311729&tp_key=dc30aa42de.

Cautionary Note on Forward Looking Statements

This communication contains statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, our expectations; regarding 2020 full-year financial results, including gross billings and Adjusted EBITDA; regarding 2024 projections, including gross billings, operating income and Adjusted EBITDA; regarding entering into definitive acquisition agreements on two acquisitions and closing such acquisitions in the second quarter of 2020; that such acquisitions if completed, would enhance our capabilities in hydrogen generation, liquefaction and logistics; that, if completed, an acquisition of United Hydrogen would be immediately accretive and would reduce our cost of hydrogen; regarding the expansion of United Hydrogen’s hydrogen production capacity; regarding the amount of hydrogen used by our customers by 2024; regarding the amount of hydrogen that is green by 2024; regarding our ability to guarantee hydrogen supply for customers, control fuel cost, increase availability to green hydrogen and improve our fuel business margin and cash flow; and that, if completed, the electrolyzer acquisition would provide us with access to a product line that we would be able to scale up rapidly and would expand our market into other applications. These forward-looking statements contain projections of our future results of operations or of our financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "continue," "estimate," "expect," "intend," "may," "should," "will," "would," "plan," "projected" or the negative of such words or other similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. We believe that it is important to communicate our future expectations to our investors. However, forward-looking statements involve numerous risks and uncertainties and depend on assumptions, data or methods which may be incorrect or imprecise. There may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned not to unduly rely on forward-looking statements. Actual results may differ materially from those discussed as a result of various factors, including, but not limited to: the risk that we continue to incur losses and might never achieve or maintain profitability; the risk that we will need to raise additional capital to fund our operations and such capital may not be available to us; the risk of dilution to our stockholders and/or stock price should we need to raise additional capital; the risk that our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market products on a profitable and large-scale commercial basis; the risk that unit orders may not ship, be installed and/or converted to revenue, in whole or in part; the risk that a loss of one or more of our major customers, or if one of our major customers delays payment of or is unable to pay its receivables, a material adverse effect could result on our financial condition; the risk that a sale of a significant number of shares of stock could depress the market price of our common stock; the risk that our convertible senior notes, if settled in cash, could have a material effect on our financial results; the risk that our convertible note hedges may affect the value of our convertible senior notes and our common stock; the risk that negative publicity related to our business or stock could result in a negative impact on our stock value and profitability; the risk of potential losses related to any product liability claims or contract disputes; the risk of loss related to an inability to maintain an effective system of internal controls; our ability to attract and maintain key personnel; the risks related to the use of flammable fuels in our products; the risk that pending orders may not convert to purchase orders, in whole or in part; the cost and timing of developing, marketing and selling our products; the risks of delays in or not completing our product development goals; our ability to obtain financing arrangements to support the sale or leasing of our products and services to customers; our ability to achieve the forecasted gross margin on the sale of our products; the cost and availability of fuel and fueling infrastructures for our products; the risks, liabilities, and costs related to environmental, health and safety matters; the risk of elimination of government subsidies and economic incentives for alternative energy products; market acceptance of our products and services, including GenDrive, GenSure and GenKey systems; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing, and the supply of key product components; the cost and availability of components and parts for our products; general global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material costs or reduce demand for our component products (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist act, global conflicts and public health crises such as the coronavirus); the risk that possible new tariffs could have a material adverse effect on our business; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully market, distribute and service our products and services internationally; our ability to improve system reliability for our products; competitive factors, such as price competition and competition from other traditional and alternative energy companies; our ability to protect our intellectual property; the risk of dependency on information technology on our operations and the failure of such technology; the cost of complying with current and future federal, state and international governmental regulations; our subjectivity to legal proceedings and legal compliance; the risks associated with past and potential future acquisitions; and the volatility of our stock price. The risks and uncertainties included here are not exhaustive, and additional factors could adversely affect our business and financial performance, including factors and risks referenced under "Risk Factors" of this prospectus supplement and in the accompanying prospectus or any free writing prospectus provided in connection with this offering and any documents incorporated by reference herein or therein, including our Annual Report on Form 10-K for the year ended December 31, 2019 as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from these contained in any forward-looking statements. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. These forward-looking statements speak only as of the date on which the statements were made. Except as may be required by applicable law, we do not undertake or intend to update any forward-looking statements after the date of this communication.

Plug Power Contact
Teal Vivacqua Hoyos

518.738.0269
plugpower@bulleitgroup.com

Plug Power Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31, 2020		Three Months Ended March 31, 2019	
Net revenue:				
Sales of fuel cell systems and related infrastructure	$	20,387	$	2,544
Services performed on fuel cell systems and related infrastructure		6,521		6,343
Power Purchase Agreements		6,496		6,110
Fuel delivered to customers		7,333		6,582
Other		76		—
Net revenue		40,813		21,579
Cost of revenue:				
Sales of fuel cell systems and related infrastructure		13,744		2,321
Services performed on fuel cell systems and related infrastructure		8,181		6,123
Power Purchase Agreements		14,243		8,998
Fuel delivered to customers		9,035		7,921
Other		81		—
Total cost of revenue		45,284		25,363
Gross loss		(4,471)		(3,784)
Operating expenses:				
Research and development		10,412		7,373
Selling, general and administrative		11,013		9,324
Total operating expenses		21,425		16,697
Operating loss		(25,896)		(20,481)
Interest and other expense, net		(11,583)		(8,345)
Change in fair value of common stock warrant liability		—		(2,126)
Loss before income taxes	$	(37,479)	$	(30,952)
Income tax benefit		—		—
Net loss attributable to the Company	$	(37,479)	$	(30,952)
Preferred stock dividends declared and accretion of discount		(13)		(52)
Net loss attributable to common stockholders	$	(37,492)	$	(31,004)
Net loss per share:				
Basic and diluted	$	(0.12)	$	(0.14)
Weighted average number of common stock outstanding		305,192,201		220,605,068

Plug Power Inc. and Subsidiaries

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three months ended March 31, 2020	Three months ended March 31, 2019
Operating Activities		
Net loss attributable to the Company	$ (37,479)	$ (30,952)
Adjustments to reconcile net loss to net cash used in operating activities:		
Depreciation of property, plant and equipment, and leased property	2,850	2,776
Amortization of intangible assets	175	175
Stock-based compensation	3,045	2,497
Provision for bad debts and other assets	—	307
Amortization of debt issuance costs and discount on convertible senior notes	2,716	2,469
Provision for common stock warrants	2,566	1,193
Change in fair value of common stock warrant liability	—	2,126
Changes in operating assets and liabilities that provide (use) cash:		
Accounts receivable	1,011	4,978
Inventory	(20,581)	(17,564)
Prepaid expenses, and other assets	(10,794)	1,018
Accounts payable, accrued expenses, and other liabilities	(2,933)	(2,781)
Deferred revenue	(591)	(2,505)
Net cash used in operating activities	(60,015)	(36,263)
Investing Activities		
Purchases of property, plant and equipment	(2,507)	(1,468)
Purchases for construction of leased property	(3,848)	(806)
Net cash used in investing activities	(6,355)	(2,274)
Financing Activities		
Proceeds from issuance of preferred stock, net of transaction costs	—	(3)
Proceeds from public offerings, net of transaction costs	—	23,498
Proceeds from exercise of stock options	6,104	81
Principal payments on long-term debt	(5,315)	(17,153)
Proceeds from long-term debt	—	84,761
Repayments of finance obligtions	(5,730)	(53,534)
Increase in finance obligtions	9,024	—
Net cash provided by financing activities	4,083	37,650
Effect of exchange rate changes on cash	1	(35)
Decrease in cash, cash equivalents and restricted cash	(62,286)	(922)
Cash, cash equivalents, and restricted cash beginning of period	369,500	110,153
Cash, cash equivalents, and restricted cash end of period	$ 307,214	$ 109,231
Supplemental disclosure of cash flow information		
Cash paid for interest	$ 5,155	$ 4,858
Summary of non-cash investing and financing activity		
Recognition of right of use asset	$ 6,189	$ —
	$ 441	$ —

Plug Power Inc.
Reconciliation of Non-GAAP Financial Measures
(Dollars in 000's)

Reconciliation of Reported Operating Loss to Adjusted EBITDA	For the three months ended March 31, 2020	2019
Operating loss, as reported	$ (25,896)	$ (20,481)
Stock-based compensation [(1)]	3,045	2,497
Depreciation and amortization [(2)]	3,025	2,951
Right-of-use asset depreciation and interest associated with PPA financings [(3)]	12,606	5,959
Restructuring and other non-recurring charges	1,098	307
Adjusted EBITDA	$ (6,122)	$ (8,767)

Reconciliation of Forecasted Operating Income to Adjusted EBITDA	For the year ended December 31, 2024
Operating income, as forecasted	$ 170,000
Stock-based compensation [(1)]	15,000
Depreciation and amortization [(2)]	15,000
Adjusted EBITDA	$ 200,000

Non-GAAP Measure

To supplement the Company's unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used Adjusted EBITDA which is a non-GAAP measure. Adjusted EBITDA is defined as operating income (loss), plus stock-based compensation, plus depreciation and amortization, plus right-of-use asset depreciation and interest associated with PPA financings, plus restructuring and other non-recurring charges. This non-GAAP measure is an indicator management uses as a basis for evaluating the Company's performance as well as for forecasting future periods. Management also establishes performance targets, annual budgets and makes operating decisions based in part upon adjusted EBITDA. Disclosure of this non-GAAP measure provides investors with the same information that management uses for these purposes. In addition, investors have historically requested and the Company has historically reported this non-GAAP financial measure as a means of providing consistent and comparable information with past reports of financial results. Adjusted EBITDA is not a measure of our performance under GAAP and should not be considered in isolation or as an alternative to reported operating loss or any other measure prepared in accordance with GAAP. While management believes that Adjusted EBITDA provides useful supplemental information to investors, there are limitations associated with the use of this measure. Adjusted EBITDA is not prepared in accordance with GAAP and may not be directly comparable to a similarly titled measure of other companies due to a potential difference in the exact method of calculation. Adjusted EBITDA should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Notes

(1) Represents employee compensation in the form of the Company's stock or stock-based awards.

(2) Represents depreciation and amortization expense related to the Company's fixed assets and intangibles.

(3) Represents right-of-use asset depreciation and interest associated with operating leases. The right-of-use asset depreciation and interest expense associated with operating leases is calculated in accordance with ASC Topic 842, and is equal to operating lease expense during any given reporting period.